Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

PILOT CORPORATION

as Seller,

and

CGS Stores, LLC

as Purchaser

Dated as of September 27, 2021

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		23
5.1	Organization and Corporate Authority	23
5.2	Authorization	23
5.3	Consents and Approvals	24
5.4	Financing	24
5.5	Brokers	24

ARTICLE VI COVENANTS OF THE PARTIES		24
6.1	Conduct of Business.	24
6.2	Access and Information.	25
6.3	Notification of Certain Matters.	25
6.4	HSR Filings.	26
6.5	Further Assurances; Commercially Reasonable Efforts.	27
6.6	Employment Matters.	27
6.7	Public Announcements.	29
6.8	Lottery Tickets.	29
6.9	Exclusivity.	29
6.10	Leased Property Extensions.	29

ARTICLE VII CONDITIONS PRECEDENT		29
7.1	Antitrust Approval	29
7.2	Conditions to the Obligations of Purchaser.	29
7.3	Conditions to the Obligations of Seller.	30
7.4	Frustration of Closing Conditions.	30

ARTICLE VIII INDEMNIFICATION		30
8.1	Indemnification by Seller.	30
8.2	Indemnification by Purchaser.	31
8.3	Claims for Indemnification.	31
8.4	Limitations on Indemnity.	31
8.5	Tax Treatement of Certain Payments.	33
8.6	Defense or Prosecution of Claims.	33
8.7	Exclusive Remedy	33

ARTICLE IX TERMINATION		34
9.1	Termination.	34
9.2	Effect of Termination.	34

ARTICLE X MISCELLANEOUS		35
10.1	Notices.	35
10.2	Assignability and Parties in Interest.	35
10.3	Counterparts.	35
10.4	Entire Agreement.	35
10.5	Amendment, Modification and Waiver.	35
10.6	Expenses. .	35
10.7	Attorneys’ Fees and Costs.	35
10.8	Governing Law. .	36
10.9	Extension; Waiver.	36
10.10	Severability.	36
10.11	Waiver of Jury Trial.	36
10.12	Enforcement.	36
10.13	No Additional Representations; Disclaimer.	37
10.14	Relationship of Parties.	37
10.15	Covenant Not to Compete.	37
10.16	Lease Franchisee Obligations.	38

Index of Schedules and Exhibits to Agreement

SCHEDULE	DESCRIPTION
1.1	Locations
1.2	Seller’s Knowledge
1.3	Permitted Liens
2.1(a)	Owned Real Property
2.1(b)	Leased Real Property
2.1(g)	Petty Cash Funds
2.1(h)	Acquired Contracts
2.1(k)	Books and Records
2.2(f)	Excluded Equipment
2.3	Consents (of Seller)
2.5	Assumed Liabilities
3.1(a)	Transition Time
3.8	Environmental Matters
4.3(b)	Breach of Agreements
4.4	Licenses and Permits
4.5	P&Ls
4.5(a)	EBITDA Sample
4.6	Absence of Certain Changes
4.7	Seller’s Brokers
4.13	Compliance with Laws
4.14	Litigation
4.15	Taxes
5.3(a)	Consents (of Purchaser)
5.5	Purchaser’s Brokers

EXHIBIT	DESCRIPTION
A	Form of Bill of Sale
B	Form of Leased Real Property Assignment
C	Form of Warranty Deed(s)
D	Form of Memoranda of Leases
E	Form of Transferable Permits and Licenses Assignment
F	Form of Acquired Contracts Assignment
G	Inventory Price and Procedure
H	Employee Census Material
I	TSA Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and between Pilot Corporation, a corporation organized under the Laws of the State of Tennessee (“Seller”), and CGS Stores, LLC, a limited liability company organized under the Laws of the State of Iowa (“Purchaser”).  Seller and Purchaser are hereafter referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller, or its Affiliate, owns all of the Acquired Assets which are used in the operation of the retail business at the locations set forth in Schedule 1.1 (each a “Location” and collectively the “Locations”);

WHEREAS, Seller desires to sell and assign, and/or to cause one or more of its Affiliates, to sell and assign, to Purchaser, and Purchaser desires to purchase and assume, the Acquired Assets pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1
Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefore below.

“Action” shall mean any claim, action, suit, arbitration or proceeding by or before any Governmental Entity.

 “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.  For avoidance of doubt, HGC Ltd. will not be considered an Affiliate of Seller for purposes of this Agreement.

“Bill of Sale” shall mean that certain Bill of Sale, Assignment and Assumption Agreement, transferring title of the Inventories, Personal Property, Fuel Equipment, Books and Records, assignable permits, goodwill and other intangible assets associated with the Locations including telephone numbers and fax numbers for the Locations, and all warranties associated with the improvements, equipment and other Acquired Assets (to the extent they exist), to be entered into by and between Purchaser and Seller with respect to each Location at the applicable Closing of such Location pursuant to this Agreement, substantially in the form attached hereto as Exhibit A.

“Business” shall mean the business of operating the convenience stores and travel centers constituting the Locations.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Tennessee.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Deli Inventory” shall mean saleable food products used in the preparation of or incorporated into consumable items sold in the quick service restaurant and/or deli section of the Locations, together with all associated packaging materials.  For purposes of determining Deli Inventory, “saleable” shall mean all items other than (a) spoiled or damaged items; and (b) items that are stale dated as of the date of the Physical Inventory.

“Estimated Real Property Taxes” shall mean real property taxes on the Acquired Assets, that are the subject of a Closing, the amount of which taxes is not determinable (as from an invoice or assessment or any other document issued by an appropriate Governmental Entity) on the Closing Date, but for the purposes of apportionment on the Closing Date shall be estimated to be the amount of the real property taxes set forth on the most recent invoices or assessments or other documents issued by an appropriate Governmental Entity.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect at the time in question.

“Governmental Entity” shall mean any federal, state, local, domestic court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory agency or authority or any securities exchange.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean any of the following of Seller (and its Affiliates) if secured by a Lien on any of the Acquired Assets: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any performance bond or letter of credit to the extent drawn, or as to which a draw request or equivalent has been made, (e) obligations for the deferred purchase price of property, assets or services, including “earn-outs” and “seller notes”, (f) payment obligations under any derivative financial instruments, including interest rate swaps, collars, caps, hedging and other derivative and similar arrangements that are not Acquired Contracts, and (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above.

“Intellectual Property” shall mean any and all of the following: (a) inventions (whether or not patentable or reduced to practice), patents, patent applications, and patent disclosures and improvements thereto together with all reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof; (b) trademarks, service marks, certification marks, trade dress, internet domain names, corporate names, trade names, business names, slogans, logos and all other indicia of origin, whether registered or unregistered, and all registrations and applications for any of the foregoing (including all translations, adaptations, derivations, and combinations of the foregoing), but excluding all associated goodwill for the Locations; (c) copyrights and works of authorship, whether registered or unregistered, and all registrations and applications for any of the foregoing and all associated moral rights; (d) trade secrets; (e) computer software (including source code and object code), data and databases; (f) rights of privacy and publicity; (g) all other intellectual property and proprietary rights; (h) rights to sue for past, present and future infringement or misappropriation of the foregoing; and (i) all proceeds of any of the foregoing, including license royalties and other income and damages and other proceeds of suit. Intellectual Property shall not include customer lists, vendor lists, or supplier lists.

“Law” shall mean any statute, law, ordinance, order, rule or regulation of any Governmental Entity.

“Liability” shall mean any liability, debt, obligation, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Materially Adverse Effect” shall mean any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or could be reasonably likely to have a material adverse effect on (i) the Business, operations, assets, liabilities, financial condition or operating results of Seller, (ii) the ability of Seller to close the transaction contemplated by this Agreement or (iii) solely with respect to Section 2.2(j), any applicable Location.  Notwithstanding the foregoing, none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been a Materially Adverse Effect for purposes of the preceding sentence: (a) the taking of any action expressly contemplated by this Agreement or any agreement executed in connection therewith; (b) changes, circumstances or conditions generally affecting any industry in which the Party operates and not having a materially disproportionate effect on the Party as compared to other companies in the industry; (c) changes generally affecting United States or global economic conditions or financial, banking or securities markets; (d) changes resulting from a change in any Law or GAAP or official interpretation thereof or other accounting requirements or principles and not having a materially disproportionate effect on the Party as compared to other companies in the industry; or (e) changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political or social event or condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and not uniquely targeting or having a unique or materially disproportionate effect on a Party as compared to other companies in its industry.

“Merchandise Inventory” shall mean saleable items of merchandise of every type and description at the applicable Locations as of a Closing Date excluding Petroleum Inventory, Supplies Inventory, consignment items, and proprietary merchandise (e.g. logoed items). For purpose of determining Merchandise Inventory, “saleable” shall mean all items other than (i) items that violate applicable Law; and (ii) items that are spoiled or damaged, out-of-code, obsolete or otherwise not readily sellable or usable for their intended purpose, including stale or outdated tobacco products, which means any cigarette or other tobacco product that is more than one (1) year old from the date of manufacture, including packaging thereof.

“Ordinary Course of Business” shall mean any action taken in the ordinary course of normal day-to-day operation of the Business, consistent with past custom and practice and which is not required to be authorized by the board of directors (or by any Person or group of Persons with similar authority), shareholders or other equity owners (if any) of the Person taking such action.

“PDF” shall mean portable document format.

“Permitted Liens” shall mean (i) the Liens designated as such on Schedule 1.3; (ii) Liens for Taxes not yet due and payable, and other inchoate Liens for amounts not due and payable; (iii) the rights of tenants under the Acquired Leases; (iv) as to the Acquired Leases and Acquired Contracts, the permits and the leasehold interest as to the Leased Real Property, the terms and conditions of such contract, permits and leases; (v) Liens created by Purchaser, or its successors and assigns; (vi) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar Liens arising in the Ordinary Course of Business incidental to construction, maintenance, or operation of the Acquired Assets, that are not delinquent; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) easements, rights of way, restrictions, restrictive covenants, exceptions, mineral reservations and mineral leases, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title that in each case, do not materially impair the use, occupancy or value of the specific Real Property subject thereto based on the current use thereof; and (ix) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Real Property and not violated in any material respect by the current use and operation of the Real Property.

“Person” shall mean any natural person or any corporation, partnership, limited liability company, joint venture, association or other entity.

“Petroleum Inventory” shall mean saleable gasoline, diesel fuel, diesel exhaust fluid and kerosene at the applicable Locations as of a Closing Date.  For purposes of determining Petroleum Inventory, “saleable” shall mean (i) for gasoline fuel, gasoline which conforms to the octane, brand and applicable requirements for sales of motor fuels from the Petroleum Equipment at the Locations and (ii) for diesel fuel and diesel exhaust fluid, diesel fuel and diesel exhaust fluid which meet all applicable federal, state and local government specifications for highway use in effect at the time and place of delivery from the Diesel Equipment at the Locations.

“Prepaid Property Taxes” shall mean the Taxes as to a Location that are determinable in the amount set forth in invoices or assessments or any other documents issued by an appropriate Governmental Entity and that were remitted to such Governmental Entity on or before the Closing Date for such Location.

“Property Taxes” shall mean real property taxes, personal property taxes and utility charges and assessments on the Acquired Assets (including charges and assessments for sewer treatment, water service, and other similar utilities).

“Seller’s Knowledge” for the purposes of this Agreement, the terms “Know”, “Known”, “Knowledge” and all similar phrases mean, with reference to Seller, the actual knowledge of the individuals listed on Schedule 1.2 hereto, in each case based upon a reasonable inquiry of their direct reports.

“Supplies Inventory” shall mean consumable operating items not intended for retail sale at an applicable Location as of a Closing Date and used in the operation of the Business at the Locations, excluding any proprietary goods (e.g., Seller logoed items).

“Tax” or “Taxes” shall mean all (i) United States federal, state or local taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, stamp, stamp duty reserve, license, payroll, ad valorem, value added, environmental, customs, social security (or similar), unemployment, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

 “Tax Return” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

 “Transactions” shall mean, with respect to any Party to this Agreement, all transactions contemplated by this Agreement that involve, relate to or affect such Party.

 “Transaction Documents” shall mean the Warranty Deeds, the Bill of Sale, TSA and all other certificates, agreements or instruments required to be delivered in connection with the Closing.

“Unpaid Property Taxes” shall mean the Taxes as to a Location that are determinable in the amount set forth in invoices or assessments or any other documents issued by a Governmental Entity and that were not remitted to an appropriate Governmental Entity on or before the Closing Date for such Location.

“UST Systems” shall mean any underground storage tanks, connected underground piping, underground ancillary equipment, and contamination system at the Locations.

1.2
Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below:

Defined Term	Section
Acquired Assets	Section 2.1
Acquired Contracts	Section 2.1(h)
Acquired Contracts Assignment	Section 3.5(k)
Acquired Leases	Section 2.1(b)
Acquired Tanks	Section 2.1(i)
Affiliated Parties	Section 8.1
Agreement	Preamble
Allocation	Section 3.3(d)
Assumed Liabilities	Section 2.5
Assumed Vacation Liabilities	Section 6.6(c)
Books and Records	Section 2.1(k)
Brand Removal	Section 3.7(a)
Claim Certificate	Section 8.3(a)
Closing	Section 3.4(a)
Closing Date	Section 3.4(a)
Concessions	Section 6.4(b)
Consents	Section 2.3
End Date	Section 9.1(c)
Environmental Records	Section 3.8(b)
Excluded Assets	Section 2.2
Fuel Equipment	Section 2.1(l)
Fuel Equipment Contractor	Section 3.8(c)
Fuel Equipment Repairs	Section 3.8(d)
Fuel Equipment Tests	Section 3.8(c)
Fundamental Representation	Section 8.4(a)
Hired Employees	Section 6.6(a)
Hiring Date	Section 6.6(c)
Improvements	Section 2.1(n)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Independent Accounting Firm	Section 3.1(d)
Inside Physical Inventory	Section 3.1(a)
Inventories	Section 2.1(d)
Inventory Dispute	Section 3.1(d)
Inventory Reconciliation Sheet	Section 3.2(b)
Inventory Review	Section 3.1(d)
Inventory Purchase Price	Section 3.2(b)
Leased Real Property	Section 2.1(b)
Leased Real Property Assignment	Section 3.5(d)
Liens	Section 4.8(a)

Locations	Recitals
Location Group	Section 3.1(a)
Loss/Losses	Section 8.1
Memoranda of Leases	Section 3.5(i)
Outside Date	Section 9.1(f)
Owned Real Property	Section 2.1(a)
P&Ls	Section 4.5
Parties	Preamble
Personal Property	Section 2.1(e)
Petty Cash Fund	Section 2.1(g)
Proposal	Section 6.9
Purchase Price	Section 3.2(a)
Purchaser	Preamble
Purchaser Plan	Section 6.6(b)
Real Property	Section 2.1(b)
Retained Liabilities	Section 2.5
Selected Locations	Section 3.1(a)
Seller	Preamble
Seller Fee	Section 6.6(c)
Tank Owner Change Forms	Section 3.5(n)
Tenant Leases	4.10(c)
Third Party	Section 8.6
Third Party Claim	Section 8.6
Title Company	Section 3.4 (a)
Transferable Permits and Licenses	Section 2.1(f)
Transferable Permits and Licenses Assignment	Section 3.5(j)
Transition Time	Section 3.1(a)
TSA	Section 3.4(c)
Warranty Deeds	Section 3.5(f)

1.3
Construction.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) In this Agreement, unless the context otherwise requires:

(i)
references to “agreement” include written contracts, leases, and all other written arrangements;

(ii)
references to “writing” or comparable expressions include a reference to facsimile or email transmission or comparable means of communication;

(iii)
the phrases “delivered” or “made available” shall mean, respectively, that the information referred to has been either physically or electronically delivered or physically or electronically made available to the relevant Parties hereto, including information contained in any electronic data room to which Purchaser has been provided access with respect to the Acquired Assets (and such access continues through Closing);

(iv)
words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neutral gender and vice versa;

(v)
references to Articles, Sections, Exhibits, Schedules, the Preamble, and the Recitals are references to articles, sections, exhibits, schedules, preamble and recitals of this Agreement unless otherwise stated.

(vi)
references to “day” or “days” are to calendar days (except where expressly indicated otherwise);

(vii)
references to “the date hereof” shall mean the date of this Agreement;

(viii)
the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement;

(ix)
this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(x)
“include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(xi)
references to “commercially reasonable efforts” means those efforts that a reasonable commercial enterprise in the relevant industry would in the Ordinary Course of Business use to seek to accomplish the contractual objective in light of the relevant business circumstances, but does not require efforts that would be unreasonably costly or burdensome in light of the contractual objective;

(xii)
references to dollars or “$” are to United States of America dollars; and

(xiii)
any reference to Closing or Closing Date means the Closing or Closing Date, as applicable, of the Location to which such Closing or Closing Date pertains.

(c) The negotiation of this Agreement by the Parties hereto (including the transmission of any drafts of this Agreement between the Parties hereto prior to the date hereof) shall not give rise to any right or claim of any kind by any third party under any Contract or otherwise.

(d) The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party hereto drafting such agreement or document.

1.4
Exhibits and Schedules.  The exhibits and schedules hereto are incorporated into and form an integral part of this Agreement.  It is acknowledged and agreed that Schedule 1.3 shall be updated for each Location for matters set forth in the title commitments provided by the Title Company, so long as such matters otherwise qualify as Permitted Liens, and the other Schedules may be updated by Seller for matters arising after the date hereof, which are outside the control of Seller or are actions by Seller that are either not prohibited by Section 6.1 or have been consented in writing by Purchaser.

ARTICLE II
PURCHASE AND SALE OF ACQUIRED ASSETS

2.1
Assets to be Transferred.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and/or shall cause one or more of its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to or under the assets comprising and/or used by Seller in connection with the Business conducted at the Locations, except for the Excluded Assets, with such changes, deletions or additions thereto with written consent, as may occur from the date hereof to the Closing in the Ordinary Course of Business, including the following (collectively, but excluding any and all Excluded Assets, the “Acquired Assets”):

(a) the real property set forth in Schedule 2.1(a) (the “Owned Real Property”), together with all right, title and interest in and to all buildings, improvements and fixtures thereon, related contract rights thereto, and all other easements and appurtenances thereon and thereto of any kind or nature;

(b) the interests of Seller in all real property set forth in Schedule 2.1(b) (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), including all leases where Seller is the tenant of the Leased Real Property (the “Acquired Leases”) and any prepaid rent, security deposits and options to purchase or renew in connection therewith and the buyout option for those leases as set forth in Schedule 2.1(b), together with all right, title and interest in and to all buildings, improvements and fixtures thereon and all other easements and appurtenances thereon and thereto of any kind or nature;

(c) prepaid utilities with respect to any Real Property;

(d) all Merchandise Inventory, Supplies Inventory, Deli Inventory and Petroleum Inventory (collectively, the “Inventories”);

(e) all tangible personal property (other than the Inventories) and interests therein, including all furniture, fixtures and machinery, all compliance and monitoring technology, security systems (including video, antitheft and fire equipment), communication and other equipment (including the Fuel Equipment and point of sale terminal systems), on-site, directional, high-rise and other signage, canopies and pricers, and all other personal property, owned by Seller, now situated at the Locations (collectively, the “Personal Property”);

(f) to the extent transferable, all operating permits, licenses, filings and other governmental authorizations and approvals or the like that are used in or necessary for the operation of the Business at the Locations (collectively, the “Transferable Permits and Licenses”);

(g) all cash in cash registers at the Locations as set forth in Schedule 2.1(g) (“Petty Cash Funds”);

(h) all contracts set forth in Schedule 2.1(h) (the “Acquired Contracts”);

(i) all current registrations, notifications, monitoring reports and other compliance documentation relating to all registered underground and above-ground fuel storage tanks located at Locations (the “Acquired Tanks”);

(j) all telephone numbers, keys and access cards, electronic passwords and the like currently used in the operation of the Business at the Locations;

(k) to the extent in Seller’s possession, copies (or the originals) of applicable manuals, real estate files, environmental reports, and UST systems registration, exclusively relating to the Acquired Assets or the Business at the Locations (the “Books and Records”);

(l) all owned motor fuel fixtures and fuel equipment now attached to or used in connection with the Locations, including all petroleum pumps and dispensers, the Acquired Tanks, canopies, fuel lines, fittings and connections used in the Ordinary Course of Business at the Locations to receive, store and dispense motor fuels (the “Fuel Equipment”);

(m) all control, monitoring, and compliance equipment for Petroleum Inventory and/or the Acquired Tanks, including any Veeder-Root systems (or comparable automatic tank gauging equipment) and all associated sensors, transducers and other lines, equipment and facilities; and

(n) all building and other improvements located on the Owned Real Property and leasehold improvements owned by Seller and located on the Leased Real Property, together with all attached machinery, fixtures and heating, plumbing, electrical, lighting, ventilation and air conditioning equipment owned by Seller and affixed to or located on the Owned Real Property and Leased Real Property (the “Improvements”).

2.2
Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the Parties hereto expressly acknowledge and agree that Seller shall hereunder not sell, assign, convey or transfer to Purchaser, and Purchaser shall not purchase or assume from Seller any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of Seller (other than the Petty Cash Funds);

(b) all accounts receivable or proceeds thereof with respect to periods prior to the Closing Date;

(c) all causes of Action with respect to periods prior to the Closing Date (whether or not asserted as of the Closing Date) arising under any contract, Law or equity;

(d) all Intellectual Property;

(e) all Tax credits and refunds to the extent they are related to periods before the Closing and all receivables related to state LUST Funds or any other environmental-related trust funds related to any Seller Retained Liabilities;

(f) all vendor equipment at the Locations, and any proprietary equipment of Seller, and all personal property that on the Closing Date is located at the Locations that is not owned by the Seller or its Affiliates, all as set forth on Schedule 2.2(f).  Any said vendor equipment at the Locations, proprietary equipment of the Seller or its Affiliates, is to be removed at or before the Closing at the Seller’s expense;

(g) all insurance policies, subrogation or other claims, and proceeds thereof payable to Seller or its Affiliates;

(h) all records and books, personal property, real estate, cash (other than the Petty Cash Fund, which shall be paid for by Purchaser), cash equivalents, billboards, plans, surveys, contracts, equipment, inventory, personnel files, benefit plans, lottery tickets, agreements and any other assets not exclusively used or held for use in connection with the Locations.  Seller to remove from the Locations said items as set forth in this paragraph at the Seller’s expense to the extent personal property and owned by Seller;

(i) with respect to any Owned Real Property or Leased Real Property Location for which (1) deliverables required in Section 3.5(d) or Section 3.5(f) cannot be met; or (2) is subject to a Materially Adverse Effect which impedes the transfer of the operation of said Location, then, in that event, at Closing, the Purchase Price for any said Location will be reduced pursuant to this Section by at amount equal to the trailing 12 months EBITDA for said Location (as reflected in the June 30, 2021 P&L) multiplied by the EBITDA multiple paid by Purchaser in this Transaction.  So long as the Location can be transferred to the Purchaser within six (6) months of Closing, Purchaser and Seller will work together to grant Purchaser the right to operate the said Location until it can be transferred from the Seller pursuant to a mutually agreed upon lease agreement with at market rental rate under the Pilot brand trademark. Upon transfer of any said Location to Purchaser, Purchaser will pay to Seller the Purchase Price amount previously reduced for the Location.  Otherwise, the sole remedy shall be the exclusion of the Location from this Agreement in full and neither Party shall have any liabilities or obligations to the other Party for the excluded Location.

If at any time after the applicable Closing as to a Location, Seller is in possession of any Acquired Asset as to such Location, receives any payment, refund or reimbursement from any Person in respect of any Acquired Asset (and such payment, refund or reimbursement is not an Excluded Asset) as to such Location, or otherwise acquires or possesses any rights, entitlements or assets in respect of the Acquired Assets (and such right, entitlement or asset is not an Excluded Asset) as to such Location, and which pertains to post-Closing activity, such payments, refunds, reimbursements, rights, entitlements or assets, as applicable, shall be held by Seller or such Affiliate, as applicable, in trust for the benefit of Purchaser and, promptly following the receipt thereof, Seller or such Affiliate, as applicable, shall pay over any such amounts to Purchaser without set off or deduction of any kind and/or shall, at Purchaser’s cost and expense, execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to Purchaser or its designee, or otherwise vest Purchaser or such designee with title to such payments, refunds, reimbursements, rights, entitlements or assets.  If at any time after the Closing, Purchaser or any of its Affiliates is in possession of any Excluded Asset, receives any payment, refund or reimbursement from any Person in respect of any Excluded Asset (and such payment, refund or reimbursement is not an Acquired Asset), or otherwise acquires or possesses any rights, entitlements or assets in respect of the Excluded Assets (and such right, entitlement or asset is not an Acquired Asset), including royalty payments, advertising payments and other fees associated with the franchises located at the Locations that are drawn from Seller’s account, such payments, refunds, reimbursements, rights, entitlements or assets, as applicable, shall be held by Purchaser or such Affiliate, as applicable, in trust for the benefit of Seller and, promptly following the receipt thereof, Purchaser or such Affiliate, as applicable, shall pay over any such amounts to Seller without set-off or deduction of any kind and/or shall, at Seller’s cost and expense, execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to Seller or its designee, or otherwise vest Seller or its designee with title to, such payments, refunds, reimbursements, rights, entitlements or assets.

2.3
Obtaining Consents; Acquired Contracts.  Seller shall not sell, assign, transfer or convey to Purchaser any of its rights and obligations in and to any Acquired Asset without first obtaining all approvals, consents or waivers necessary to effect such sale, assignment, transfer or conveyance of such Acquired Asset (as set forth in Schedule 2.3, the “Consents”).  Prior to the Closing, Seller shall use its commercially reasonable efforts, at its sole cost and expense unless request was made by Purchaser at which time, it shall be at Purchaser’s sole cost and expense, and Purchaser shall reasonably cooperate with Seller, to obtain all Consents; provided, however, that in obtaining such Consents, Seller shall not, without Purchaser’s prior written consent, agree to or enter into any material modification, extension of, termination of, or amendment to any Contract or other agreement relating to any of the Acquired Assets.

2.4
Obtaining Permits and Licenses. Seller shall transfer and assign to Purchaser all Transferable Permits and Licenses at Closing at Purchaser’s sole cost and expense.  Purchaser shall undertake to acquire on its own behalf only those permits and licenses that are not transferable or assignable by Seller; provided, however, that Seller shall use commercially reasonable efforts to assist Purchaser, at no cost to Seller, in identifying and obtaining such permits and licenses as reasonably requested by Purchaser, and Seller shall subcontract its permits and licenses to Purchaser, to the extent legally permitted to do so, to the extent Purchaser reasonably requests same, in which event Purchaser shall indemnify Seller for any such use thereof until Purchaser is able to procure its own permit and/or license.

2.5
Assumed Liabilities and Obligations.  At the Closing, Purchaser shall assume and shall thereafter pay, discharge and perform in the ordinary course and without enlarging the rights of any third party, those Liabilities of Seller with respect to the applicable Acquired Assets or the operation of the applicable Locations, including those Liabilities set forth on Schedule 2.5 (the “Assumed Liabilities”).  For purposes of clarification, the Assumed Liabilities shall not include, and Purchaser shall not assume any Liabilities of Seller other than the Assumed Liabilities, including the following non-assumed Liabilities that are (i) interest-bearing debt or equivalents (including capital leases), regardless of whether or not the debt was incurred to acquire the Acquired Assets; (ii) accounts payable attributable to the Locations arising prior to the Closing other than as set forth in Schedule 2.5; (iii) Liabilities incurred by Seller in connection with the Transactions, including legal fees; (iv) Liabilities for accrued wages prior to Closing, and Liabilities for employee bonuses, liabilities for any employee deferred compensation and any other employee-related compensation and benefits that were accrued or occurred prior to Closing; (v) any Liability for or on account of any Tax allocated to Seller pursuant to this Agreement; (vi) any accounts or notes payable or owed to any Affiliate of Seller; (vii) any Liabilities under any employee stock incentive plan or similar employee compensation arrangement; (viii) any outstanding insurance claims; or (ix) any Liability of Seller with respect to the Excluded Assets or (x) any Liability for the Specified Remediation Matter (collectively, the “Retained Liabilities”).

2.6
No Other Liabilities or Obligations Assumed.  Purchaser does not assume and shall not be liable for and Seller shall retain all Retained Liabilities that are accrued prior to Closing.  The assumption of the Assumed Liabilities by Purchaser hereunder shall not in any respect enlarge any rights of third parties under contracts or arrangements with Purchaser or Seller and nothing herein shall prevent any Party from contesting in good faith any of the Assumed Liabilities with any third party.

ARTICLE III

INVENTORY, PURCHASE PRICE AND THE CLOSING

3.1
Inventory.

(a) Physical Inventory.  Schedule 3.1(a) will divide the Locations into four (4) specific groupings: (i) travel centers, (ii) Locations with less than 2,500 square footage, (iii) Locations with square footage between 2,5000 and 3,500 and (iv) Locations with over than 3,500 square footage (each a “Location Group”).  The Parties agree to select the two Locations within each Location Group set forth in subsections (ii) through (iv) within three (3) Business Days prior to the Closing Date (“Selected Locations”). The Parties will close the Selected Locations to the public and a physical count of the Deli Inventory and Merchandise Inventory at each of the Selected Locations (the “Inside Physical Inventory”) shall be taken by a designated representative of Purchaser and verified by Seller’s designated representative. The Inside Physical Inventory count will be conducted on Seller’s equipment and inputted into Seller’s software for purposes of determining inventory value as set forth on Exhibit G. Each Party shall have a designated representative for the count of the Inside Physical Inventory at the Selected Locations. The average of the Selected Location’s Inside Physical Inventory will be used for the valuation of each Location within the applicable Location Group for the Inside Physical Inventory Valuation.  The actual Inside Inventory Count for the two travel centers will be the Inside Physical Inventory Valuation for those two Locations.  In addition, at the Transition Time, Seller’s representative will perform the Petroleum Inventory for all the Locations by taking and recording Veeder-Root readings at each Location.

(b) Physical Inventory Procedures.

(i) Observation Rights. Both Purchaser’s and Seller’s representatives may be present to observe the taking of any Inside Physical Inventory and the Petroleum Inventory.

(ii) Petty Cash Fund.  Seller agrees to ensure the Petty Cash Fund is correct at each Location as of the Transition Time.  Purchaser shall have the right to verify the Petty Cash Fund at each Location by a designated representative of Purchaser at the Transition Time. Purchaser will pay Seller the amount of the Petty Cash Fund at each Location as part of the Inventory payment.

(iii) Supply Inventory.  Seller agrees to ensure at least two hundred dollars ($200) worth of Supply Inventory is present at each Location as of the Transition Time. Purchaser shall have the right to verify the Supply Inventory at each Location by a designated representative of Purchaser at the Transition Time. Purchaser will pay Seller two hundred dollars ($200) per Location  as part of the Inventory payment.

(c) Valuation of Inventories. The value of the Inventory shall be determined as set forth on Exhibit G.

(d) Inventory Dispute. Within three (3) Business Days following the completion of the agreed upon inventory procedure as set forth in Section 3.1, Seller shall provide Purchaser with a report detailing the resulting count and valuation thereof (each an “Inventory Reconciliation Sheet”). Purchaser shall have three (3) Business Days to verify the Inventory Reconciliation Sheets (“Inventory Review”).  The Parties will cooperate in good faith and with due diligence to resolve any reasonable dispute as to valuation of Inventories.  In the event the Parties are unable to agree on a final value of the Inventories, in accordance with the terms hereof, an inventory dispute (“Inventory Dispute”) will be deemed to exist, in which event the same, if not resolved within ten (10) Business Days after the Closing Date, shall be submitted by either Party for final determination to a U.S. based accounting firm mutually acceptable to Seller and Purchaser.  If the Parties are unable to agree upon such accounting firm within three (3) Business Days of the determination that an Inventory Dispute exists, Purchaser shall designate three (3) national accounting firms acceptable to it and Seller shall select one to act as the independent accounting firm hereunder (the “Independent Accounting Firm”).  Each Party shall provide the Independent Accounting Firm with evidence in support of its respective grounds for the dispute and shall otherwise use commercially reasonable efforts to cause the Independent Accounting Firm to render a decision on the Inventory Dispute within fifteen (15) days of the submission of the same.  The decision of the Independent Accounting Firm shall be final and binding on the Parties and constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction.  Each Party shall pay its respective costs and expenses incurred in relation to seeking resolution of an Inventory Dispute hereunder and shall split equally the fees and costs of the Independent Accounting Firm.  The obligations of this Section 3.1(d) shall survive the Closing.

3.2
Purchase Price.

(a) Purchase Price.  As consideration of the Acquired Assets, Purchaser shall pay to Seller the sum of Two Hundred Twenty Million and No/100 Dollars ($220,000,000.00) (the “Purchase Price”).  This sum does not include the value of Inventory as determined according to Section 3.1 hereof, subject to the adjustments as provided in this Agreement.

(b) Inventory Purchase Price. Purchaser agrees to pay Seller an amount equal to 100% of the Inventory Reconciliation Sheets Purchaser does not dispute within two (2) Business Day of Inventory Review by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Purchaser.  As to any reasonable disputed amounts, the difference in the Inventory Reconciliation Sheets for any Location Group and the amount to be paid shall be paid by Purchaser within one (1) Business Day of resolution of such Inventory Dispute.  The obligations of this Section 3.2(b) shall survive the Closing.

3.3
Payment of Closing Costs, Taxes and Other Charges; Purchase Price Allocation.

(a) Closing Costs. Closing costs shall be split as follows: Seller shall pay for obtaining the title commitments on the Real Property.  Purchaser shall pay for the cost of all title insurance policies, as well as any transfer taxes, recording fees, any other fees payable in connection with the transfer of the Real Property to Purchaser hereunder and any additional fees or expenses of the Title Company to issue any extended coverage, the cost of any title endorsements requested by Purchaser, any lender coverage and the cost of any surveys for the Real Property.  All rental payments, property taxes and assessments, utilities, utility deposits and other similar property costs shall be prorated between Seller and Purchaser under this Agreement as of 11:59 P.M. local time on the Closing Date, with the effect that Seller shall pay the portions of the expenses being prorated which are allocable to periods on, or prior to, the date the Closing occurs and Purchaser shall pay the portions of such expenses which are allocable to periods after the date the Closing occurs.  Any escrow fees, documentary stamps, and recording charges shall be allocated equally between Seller and Purchaser; provided that, Seller shall be responsible for recording charges associated with removing any mortgage liens or deeds of trust on the Real Property

(b) Taxes. All Unpaid Property Taxes, Prepaid Property Taxes, and Estimated Real Property Taxes shall be apportioned between Seller and Purchaser on a per-diem basis to the Closing Date (or as required by applicable Law), with Seller to be responsible for those taxes through and including the Closing Date.

(c) Utilities.  Seller shall pay, when due, all charges for utilities furnished to the Locations prior to Closing, and Seller shall be entitled to retain (and Purchaser shall remit to Seller) any utility deposits made by Seller which are not prorated at Closing and are refunded. Purchaser shall be responsible for making arrangements for the continuation of such utilities to the Locations following the Closing and for the making of any associated deposits; provided, Seller agrees to cooperate and assist (at no cost to it) with the establishment of utility accounts in Purchaser’s name with respect to the Property, upon Purchaser’s request.

(d) Allocation of Purchase Price.   Seller and Purchaser agree to allocate the Purchase Price in accordance with Section 1060 of the Code.  Seller and Purchaser agree that Purchaser shall prepare and provide to Seller, for Seller’s review, a draft allocation of the Purchase Price among the Assumed Liabilities, Acquired Assets and Locations not less than ninety (90) days after the Closing.  Seller shall notify Purchaser within ten (10) Business Days of receipt of such draft allocation of any objection Seller may have thereto, along with any specific proposed revisions.  Seller and Purchaser agree to resolve any disagreement with respect to such allocation in good faith and with due diligence, all in accordance with the residual method set forth in Section 1060 of the Code (“Allocation”).  If the Parties agree on an Allocation, (i) any adjustments to the Purchase Price, or to any other items of consideration, cost, or expense taken into account in the Allocation for U.S. federal income tax purpose, shall be allocated in a manner consistent with the Allocation, and (ii) except as otherwise required by applicable Law, each of Seller and Purchaser agrees it shall, and shall cause each of its Affiliates, (a) to report, act, and file all Tax Returns in all respects and for all purposes consistent with the Allocation, and (b) to not take any position for Tax purposes (whether in any Tax proceeding or otherwise) that is inconsistent with the allocation determined pursuant to this Section 3.3(d); provided however, that no Person shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with the Allocation. If Seller and Buyer are unable to agree on the Allocation, each of Seller and Buyer shall be entitled to adopt its own position regarding the Allocation. The obligations of this Section 3.3(d) shall survive the Closing.

3.4
Closing Time and Place.

(a) Closing.  The sale of the Acquired Assets and the Closing will occur on December 16, 2021 (unless the Parties agree in writing to an earlier closing date) (“Closing”) with an effective time period for ownership transition as of 12:00 a.m. EDT (“Transition Time”).  The Closing shall take place at 10:00 A.M. (Eastern Time) at the offices of Tennessee Valley Title Insurance Co., 800 S. Gay Street, Ste. 1700, Knoxville, Tennessee (the “Title Company”) or, alternatively, if the Parties so agree, remotely by the electronic exchange of documents and signatures coordinated by the Title Company. The actual date at which the Closing occurs is hereinafter referred to as the (“Closing Date”).

(b) Transfer Date.  On the Transition Time, all risk of loss with respect to the Acquired Assets shall be transferred to Purchaser except to the extent set forth in the TSA.

(c) Transition Services Agreement.  The Parties agree to enter into a transition services agreement (a “TSA”) as of the Transition Time.  A copy of the proposed TSA is attached hereto and incorporated as Exhibit I.  Purchaser shall be entitled to all profits at the Locations effective as of the Transition Time.  Under the TSA, Seller shall be paid an agreed administrative fee in an amount calculated to cover all costs for the services provided.

3.5
Seller’s Deliveries at Closing.  At the Closing, Seller will deliver (or cause to be delivered) to Purchaser the following:

(a) duly executed Bills of Sale and other good and sufficient instruments of conveyance and transfer, in forms in substance reasonably satisfactory to Purchaser, to vest in Purchaser all of Seller’s rights, title and interest in and to the equipment, in-store cash, merchantable inventory and other Acquired Assets sold as a part of this Transaction;

(b) copies of all Acquired Contracts and, with respect to any Acquired Contracts that require a Consent (prior to assignment thereof), subject to Section 2.3, such Consent (in a form reasonably satisfactory to Purchaser) executed by the consenting third party;

(c) original (if in Seller’s possession or control) certificates of title with respect to any equipment comprising a part of the Acquired Assets that is certificated, if any, duly endorsed by Seller to Purchaser.  To the extent that Seller cannot produce original certificates of title with respect to any Acquired Asset, Seller agrees to reasonably cooperate with Purchaser in acquiring replacement certificates of title and Seller shall bear all reasonable costs associated therewith;

(d) duly executed  agreements transferring Seller’s interest in the Leased Real Property to Purchaser, including, but not limited to, assignment and assumption of the Lease Agreements, tenant estoppel certificates, landlord consents for remodeling or replacing existing Leased Real Property, and W9 and ACH forms to allow Purchaser to pay the Landlords, all form to be approved by Purchaser, attached hereto as Exhibit B (the “Leased Real Property Assignments”);

(e) duly executed affidavit, in the form required by Law, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(f) duly executed special warranty deeds conveying to Purchaser marketable fee simple title to all of the Owned Real Property, and all of Seller’s rights and interest therein, free of all Liens other than the Liens set forth in the title commitment delivered (the “Warranty Deeds”), substantially in the form attached hereto as Exhibit C;

(g) confirmation of termination of any agreements which are not part of the Acquired Contracts or Acquired Leases and which apply solely to the Locations;

(h) (i) an affidavit or affidavits executed by Seller to the effect that (A) with the exception of Permitted Liens, the Real Property is free from claims for mechanics’, materialmen’s and laborers’ Liens, and (B) with the exception of tenants of the Real Property under the Acquired Contracts, there are no parties in possession of the Real Property or any part thereof, with such affidavit(s) to be in form reasonably acceptable to the Title Company and Seller, and sufficient to permit deletion of the pertinent standard title exceptions, and (ii) Seller shall deliver to the Title Company effective releases of any Liens for Indebtedness on the Acquired Assets  in a form and in substance reasonably satisfactory to Purchaser;

(i) solely to the extent permitted or expressly contemplated by an Acquired Lease, duly executed memoranda of leases, substantially in the form attached hereto as Exhibit D, as to such Acquired Lease (the “Memoranda of Leases”), to be filed of record upon Closing (in lieu of the Acquired Leases) in the real property records of the county in which the respective Leased Real Property is located;

(j) duly executed agreement assigning the Transferable Permits and Licenses to Purchaser, in the form attached hereto as Exhibit E (the “Transferable Permits and Licenses Assignment”);

(k) duly executed agreement assigning Seller’s interest in the Acquired Contracts to Purchaser, in the form attached hereto as Exhibit F (the “Acquired Contracts Assignment”);

(l) a board resolution authorizing this Agreement and the Transaction Documents;

(m) a certificate executed by a duly authorized officer of Seller dated as of the Closing Date, certifying that the conditions specified in Sections 7.2(a) and have been satisfied; and

(n) Seller shall deliver to Purchaser the tank owner change forms, and any other related documents required to be prepared, executed or delivered by Seller to Purchase in order to transfer ownership of the UST systems to Purchase (the “Tank Owner Change Forms”).

3.6
Purchaser’s Deliveries at Closing.  At the Closing Purchaser will deliver (or cause to be delivered) to Seller the following:

(a) the Purchase Price immediately available funds by wire transfer;

(b) any and all closing costs to the Title Company;

(c) duly executed Leased Real Property Assignments;

(d) duly executed Memoranda of Leases;

(e) duly executed Transferable Permit and License Assignment;

(f) duly executed Acquired Contracts Assignment;

(g) a certificate executed by a duly authorized officer of Purchaser, dated the Closing Date, certifying that the conditions specified in Sections 7.3(a) and (b) have been satisfied;

(h) the Inventory Purchase Price in immediately available funds by wire transfer;

(i) written instructions to the Title Company for the Title Company to release the Location Purchase Price to Seller in accordance with Section 3.2(a); and

(j) all other documents, instruments and writings reasonably requested by the Title Company in order to meet the requirements of any title commitment issued to Purchaser.

3.7
Rebranding.

(a) As of the Closing, the Locations will remain branded with the then existing trademarks, trade names and trade dress. Within fifty (50) days of Closing, Purchaser shall remove any and all of Seller’s trademarks, at Purchaser’s sole cost and expense, at the completed Location (“Brand Removal”).

(b) Pending the Brand Removal date, Seller agrees to grant Purchaser a limited non-exclusive license (with no right to sub-license, unless specifically authorized in writing by Seller) to use Seller’s trademarks at the Locations, so long as the trademarks are only used at the Location in the same manner and placement as existed at the time of Closing. Purchaser shall have no other rights to use Seller’s trademarks, including but not limited to any marketing or advertising materials related to Locations. Purchaser agrees to maintain the goodwill and good name of Seller and its respective affiliates during this limited use, will use Seller’s trademarks in accordance with any quality standards and branding specifications provided by Seller and agrees to indemnify Seller for any and all activities which occur at the Locations during the Transition Time.

3.8
Environmental Matters.

(a) Certain Definitions.  For purposes of this Agreement:

(i) “Baseline Contamination” means any Contamination or Release that is (i) described on Schedule 3.8 hereto, or (ii) identified after the date hereof and prior to the Closing pursuant to Section 3.8(c), including any Contamination found related to the Fuel Equipment Tests, if such Contamination is present in amounts required to be reported and remediated in accordance with applicable Environmental Laws.

(ii) “Contamination” means contamination of the soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium on, under, in, about, or from any of the Properties caused by any Covered Substance.

(iii) “Covered Substance” means any substance or material which is regulated, defined or designated as a “waste”, “hazardous substance”, “hazardous waste”, hazardous chemical”, “toxic substance”, “toxic chemical”, “pollutant”, “contaminant” or “regulated substance” or words of similar import under any Environmental Law or is otherwise regulated under any Environmental Law.  Without limiting the generality of the foregoing, the term “Covered Substance” includes petroleum fraction, any substance containing petroleum or any derivative of petroleum, including any “petroleum” or “petroleum-based substances” and any recoverable free liquid hydrocarbons, dissolved hydrocarbon components or absorbed or vapor phase hydrocarbon, in each case regulated by, defined in or required to be remediated  under any Environmental Law and unexploded ordinances, ammunition, military hardware, weaponry or similar materials.

(iv) “Environmental Laws” means any applicable laws (including the common law and the principles thereof), regulations, rules, policies, procedures, orders or permits or other guidance of any governmental or regulatory authority relating to: (A) pollution, protection or cleanup of the environment; (B) the use, treatment, storage, disposal, handling, manufacturing, transportation, shipment or Release of any Covered Substance; (C) occupational health or safety; or (D) UST Systems or any federal, state or local government funds for the reimbursement of Remediation Costs relating to UST Systems on the Owned Real Property and Leased Real Property.

(v) “Environmental Liabilities” means any and all obligations to conduct Remediation and any and all Remediation Costs or other obligations, responsibilities, Losses (as defined in Section 8.1 hereof) and liabilities, whether under any Environmental Law or otherwise, with respect to Contamination, the UST Systems or the environmental condition of the Owned Real Properties and the Leased Real Properties or any person’s compliance with Environmental Laws at a Property, including Contamination occurring at any time prior to Seller’s ownership or lease of the Owned Real Properties or Leased Real Properties.

(vi) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or allowing to migrate into the environment of any Covered Substance.

(vii) “Remediation” means any activity required to comply with Environmental Laws to investigate, monitor and, if required, abate, clean up, remove, treat, cover or in any other way remediate any Covered Substance.

(viii) “Remediation Costs” means: (A) costs arising from or related to Remediation, including reasonably incurred investigation, monitoring, abatement, cleanup, removal, treatment, cover or other remediation costs, agency oversight costs and response costs; and (B) payment of Losses to any governmental or regulatory agency or other third party related to Remediation.

(b) Existing Environmental Records.  Seller has made available to Purchaser copies of (i) all material records and reports in Seller’s possession or reasonable control relating to the environmental condition of the Real Property, including any Phase I or Phase II Environmental Site Assessments previously performed by or on behalf of Seller or its Affiliates and (ii) all material records and reports required to be made or maintained by Seller during the past two years under applicable Environmental Laws with respect to the UST Systems or any testing of the UST Systems by or on behalf of Seller (collectively, the “Environmental Records”).  Seller shall not be responsible for the truth or accuracy of any reports performed by any third party on behalf of Seller or its Affiliates but will provide Purchaser with copies of such reports existing in the Environmental Records.  Seller’s sole representations and warranties with respect to the Environmental Records, the UST Systems and the environmental condition of the Properties are set forth in Section 4.11 hereof.

(c) Testing.  As promptly as reasonably practicable after the date of this Agreement, but in no event later than forty-five (45) calendar days after the date of this Agreement, Purchaser shall engage the services of a contractor mutually acceptable to the Parties (the “Fuel Equipment Contractor”), and at Purchaser’s sole cost and expense, to conduct (i) a visual inspection of the Fuel Equipment, including under-dispenser containers or dispenser pans (UDC’s), STP and overfill sumps, dispensers and vapor recovery equipment, and (ii) a test of such Fuel Equipment, including testing of underground storage tanks, lines, leak detectors, automatic tank gauges, if any, and stage II testing and cathodic protection testing (the “Fuel Equipment Tests”).  Purchaser, its contractor and Seller shall enter into mutually agreed upon site access agreements for the Locations.  Purchaser shall provide Seller with a copy of the Fuel Equipment Contractors’ final report for each Real Property promptly after the reports are issued.  The cost of the Fuel Equipment Tests shall be paid by Purchaser.  Seller shall have the right to have its environmental representatives present for the Fuel Equipment Tests (and Purchaser will reasonably cooperate to facilitate the same) in order to make any minor repairs or adjustments required in order to complete the Fuel Equipment Tests.  Seller shall, at its expense, make any repairs necessary to permit the Fuel Equipment Tests to be properly conducted.  Purchaser shall arrange to have the Fuel Equipment Tests performed in accordance with the timetable as reasonably agreed by Purchaser and Seller.  Purchaser’s entry upon a Real Property for the purposes of any Fuel Equipment Tests shall be done at its sole risk and expense and at such times an in such manner as to reasonably minimize any material disruption to the business conducted at the Property, and Purchaser shall comply in all material respects with any other legal requirements associated with Purchaser’s access for purposes of overseeing such Fuel Equipment Tests.

(d) Repair.  If the Fuel Equipment Tests disclose any material leaks, cracks, damage or improper installation, maintenance or repair in, to or with respect to the Fuel Equipment that requires Fuel Equipment Repairs to comply with applicable Laws, the Fuel Equipment Contractor shall promptly advise Purchaser and Seller and provide an estimate of the costs of repair, upgrade or replacement for such Fuel Equipment or the components thereof to the extent necessary so that the relevant Fuel Equipment will comply with applicable laws and pass the applicable Fuel Equipment Tests (the “Fuel Equipment Repairs”).  Seller shall (i) promptly (but in any event prior to the Closing Date), at Seller’s sole expense and with oversight from, and consultation with Purchaser complete the Fuel Equipment Repairs, and restore the applicable Real Property to a condition substantially equivalent to the condition prior to such repair, upgrade or replacement and (ii) cause the repaired Fuel Equipment (or the affected component) to be re-tested and, if necessary, re-certified as to tightness, by the Fuel Equipment Contractor.  At Purchaser’s option and if the parties reasonably determine that a Fuel Equipment Repair cannot be completed prior to Closing, Seller shall be responsible for completing any such post-Closing repairs at its sole expense upon terms and conditions agreeable to both parties. Seller shall discuss with Purchaser any Fuel Equipment Repairs to be made prior to making such Fuel Equipment Repairs so as to facilitate the installation of any upgrades or other improvements not required hereunder, which may be contemplated or desired by Purchaser.  Any such additional upgrades or improvements desired by Purchaser would be done at Purchaser’s incremental expense (i.e., above the cost of the Fuel Equipment Repairs to be otherwise performed by Seller hereunder).  Seller shall notify Purchaser in writing at least five (5) days in advance of performing any Fuel Equipment Repairs, so that Purchaser or its consultants or contractors may be present to observe.  If the Fuel Equipment Tests disclose any conditions that are reportable under applicable Laws, Seller shall timely notify the applicable governmental or regulatory authority and provide Purchaser and its consultants with copies of all such notifications.

(e) Seller’s Responsibility for Baseline Contamination.  So long as Purchaser is a member and in full compliance of the applicable TDEC and/or KEEC underground storage funds for each of the Locations (“Funds”), for a period of one (1) year after Closing, Seller shall be responsible for the cost and deductibles related to its share of the Baseline Contamination as determined during Seller’s ownership of the Owned Real Property or Leased Real Property based on any environmental claim directed to the Purchaser by the appropriate governmental entity.  The Parties agree that all removal, repair and restoration work as required by the appropriate governmental entity related to Seller’s responsibility of the Baseline Contamination shall be completed by Purchaser, on Seller’s behalf, in a good and workmanlike manner with due diligence, in compliance with applicable Environmental Laws.  For the period of one (1) year following the Closing, Seller shall timely pay, upon receipt of an invoice from Purchaser, any Remediation Costs done on Seller’s behalf in accordance with this Section 3.8 to the extent such Remediation Costs are not paid in full at or prior to the Closing or covered under the Tennessee Department of Environment and Conservation and Division of Underground Storage Tanks (“TDEC”) and Kentucky Energy and Environment Cabinet Underground Storage Tanka (“KEEC”).  This paragraph shall survive the Closing.

(f) Purchaser’s Assumption of Environmental Liabilities; Release by Purchaser.  From and after the Closing Date, Seller’s sole responsibility for any Environmental Liabilities, Remediation Costs or Environmental Repair shall be its responsibilities as set forth in Sections 3.8(d) and 3.8(e) and any Access Agreement executed at Closing.  Except as set forth above, effective upon the Closing, Purchaser hereby waives any Environmental Liabilities or any Remediation (or any Remediation Costs) related to the Locations, and Purchaser shall assume all Environmental Liabilities.  Effective upon the Closing, Purchaser hereby waives, releases, and forever discharges Seller and its directors, officers, employees, contractors, agents, representatives, successors and assigns, from and against any and all claims, demands, costs and expenses, including attorneys’ fees, court costs, awards, settlements, judgments, penalties, fines, liens, or causes of action, at law or in equity, whether under Environmental Laws or otherwise, including without limitation actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq. and any other applicable federal, state, or local governmental laws, statutes, ordinances, rules, regulations or orders, arising out of or relating to the UST Systems or the environmental condition of the Owned Real Properties or Leased Real Properties.  This paragraph shall survive the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the right to update Schedules, Seller hereby represents and warrants to Purchaser effective as of the date hereof (unless another effective date is specified in this Article IV), if the Closing occurs,  as of the Closing Date as if made at and as of such Date, as follows:

4.1
Organization and Good Standing.  Seller is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Tennessee and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not result, and would not reasonably be expected to result, in a Materially Adverse Effect.  Seller and its Affiliates are duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect.

4.2
Authorization.  As of the date hereof and as of the Closing Date, Seller and its Affiliates have full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of this Agreement, the Transaction Documents and the performance of Seller’s obligations hereunder and thereunder have been duly authorized by all necessary actions of Seller, and except as set forth herein, no other action, authorization or approval is required for any of the foregoing.  Upon full execution, this Agreement and all other agreements or instruments herein contemplated to be executed by Seller, including the Transaction Documents, are the legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

4.3
Consents and Approvals.

(a) Except as set forth in Schedule 2.3, no consent, which has not been received or made, is necessary or required under any of the terms, conditions or provisions of any Law applicable to Seller and necessary for Seller to consummate the Transactions.

(b) Except as set forth on Schedule 4.3(b), neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions by Seller will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any Indebtedness under or performance required by, result in any right of termination of, or conflict with, (i) any of Seller’s organizational documents, (ii) any material agreement, indenture or other instrument to which Seller is a party or by which Seller’s assets may be bound, or (iii) any judgment, decree, order or award of any Governmental Entity applicable to the Locations or by which any of the Acquired Assets may be bound.  All material Consents, declarations, filings and registrations with, and payments of all Taxes, fees, fines, and penalties to, any Governmental Entity or any other Person (either governmental or private) required in connection with the execution and delivery by Seller of this Agreement or the consummation of the Transactions by Seller have been (or will by Closing be) obtained, made and satisfied (to the extent the same is not the responsibility of Purchaser hereunder).

4.4
Licenses and Permits.  Seller or its Affiliate is duly licensed, with all requisite permits, licenses and qualifications (including the Transferable Permits and Licenses), as required by applicable Law for the purpose of conducting the Business or owning the Real Property and Personal Property at the Locations. Except as set forth in Schedule 4.4, all such material Permits held by Seller or its Affiliate are in full force and effect and Seller or its Affiliate is in full compliance with all such licenses and permits, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect.

4.5
P&Ls.  Set forth in Schedule 4.5 are the unaudited profit and loss statements prepared in accordance with GAAP, reflecting the financial performance of the Business at each Location (the “P&Ls”).  The P&Ls were prepared in the same manner for all Locations for the years ended December 31, 2019, December 31, 2020 and for the six (6) month period ended June 30, 2021.  The P&Ls were prepared from the Books and Records and fairly present in all material respects the financial performance of the Business at each Location for such fiscal years, except the individual store P&Ls do not reflect certain services, benefits or other costs that are provided by Seller or one or more of its Affiliates to the Business at the Locations.  Such services, benefits or other costs, however, are included in the EBITDA for the aggregate Business as reflected on Schedule 4.5(a).

4.6
Absence of Certain Developments.  Except as set forth on Schedule 4.6, or as otherwise explicitly required by this Agreement, for the period beginning July 1, 2021 through the date hereof, Seller has not done any of the following:

(a) material change in the Business, Location operations, Location properties or Location condition, financial or otherwise, of Seller that has had or would reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect on the Business or the Acquired Assets;

(b) amend, terminate or modify any Acquired Contract;

(c) transfer, assignment, sale or other disposition of any Acquired Assets except in the Ordinary Course of Business;

(d) material damage, destruction or loss (in each case to the extent not covered by insurance) to, or change in the revenue production of, any of Seller’s Locations;

(e) acceleration, termination, material modification to or cancellation of any Acquired Contract to which Seller is a party or by which it is bound;

(f) imposition of any Liens (other than Permitted Liens or Liens to secure Indebtedness that Seller shall cause to be removed at or in advance of Closing except as set forth on Schedule 1.3);

(g) purchase, lease or other acquisition of the right to own, use or lease any property or assets other than in the Ordinary Course of Business, except for purchases of inventory or supplies in the Ordinary Course of Business; or

(h) (i) material change in the benefits provided or compensation payable or to be provided or to become payable to any of the Hired Employees (other than increases in the Ordinary Course of Business), (ii) granting of any severance or termination pay to, or entered into or materially amend any employment, severance or other agreement or arrangement with, employees, or (iii) establishment, adoption, or entering into or materially amending any material employee benefit plan.

4.7
Brokers.  Except as disclosed on Schedule 4.7, Seller is not a party to any contract, undertaking or other arrangement to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

4.8
Title and Condition of Acquired Assets.

(a) Seller (or its Affiliate, as the case may be) is the lawful owner/lessee of and has the right to use and transfer to Purchaser each of the Acquired Assets and has (or will have at Closing), good title or interest to the Acquired Assets, free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses, easements, encumbrances and claims of any kind or nature whatsoever, direct or indirect, accrued, absolute, contingent or otherwise, (collectively, “Liens”), except for Permitted Liens. The delivery to Purchaser of the instruments of transfer of the ownership contemplated by this Agreement will vest good title or interest to the Acquired Assets in Purchaser, free and clear of any and all Liens, except Permitted Liens, and the Acquired Assets constitute all of the personal assets, both tangible and intangible, of Seller (or its Affiliate, as the case may be) that are presently used, held for use or otherwise relate to the operation of the Locations, except for the Excluded Assets.

(b) The Acquired Assets are sufficient to carry on the Business at each of the Locations in the normal course as it is presently conducted in all material respects.  The physical condition of the Locations at Closing will be materially comparable to that which exists on the date hereof, only normal wear and tear excepted.

4.9
Real Property.

(a) Seller (or its Affiliate, as the case may be) has, or will have at Closing, fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.  With respect to each Owned Real Property, other than the right of Purchaser pursuant to this Agreement or as set forth on Schedule 1.3, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) To Seller’s Knowledge, no lessor under any of the Acquired Leases has threatened in writing to terminate any Acquired Lease before the expiration date specified therein.

(c) To Seller’s Knowledge, there is no pending or threatened condemnation or eminent domain Action with respect to any Real Property (nor any facts in existence which may give rise to any such Action).

(d) The Real Property comprises all of the real property used in connection with the Locations.

(e) No part of the Real Property is wetlands property, as defined by the United States Environmental Protection Agency or any other Governmental Entity having jurisdiction.

4.10
Leased Real Property:

(a) Schedule 2.1(b) sets forth the street address of each Leased Real Property facility of Seller.  True, correct and complete copies of each such lease, license or other agreement creating rights of the Seller in the Leased Real Property and all amendments and extensions thereto have been made available to the Purchaser.  With respect to each of the Acquired Leases, (i) such Acquired Lease is legal, valid, binding and enforceable by and against Seller, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought, and is in full force and effect and has not been materially modified (except to the extent made available to Purchaser); (ii) except for the consent of the other party to an Acquired Lease pursuant to the terms of such Lease, the Transactions do not require the consent of any other party, the absence of which would result in a breach of or constitute a default under such Acquired Lease, and (iii) none of Seller, nor to the Knowledge of Seller, any other party to such Acquired Lease, is in material breach or default under any such Acquired Lease.

(b) With respect to the Leased Real Property, (i) under the Acquired Leases, no material portion of any security deposit or portion thereof deposited has been applied in respect of a breach or default thereunder which has not been replenished in full; (ii) with the exception of the Acquired Leases, Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property (or any portion thereof); (iii) Seller has not collaterally assigned or granted any other security interest in any Acquired Lease (or any interest therein); (iv) there are no Liens on the estate or interest created by such Acquired Leases, other than Permitted Liens; and (v) no Action relating to any Acquired Leases, is pending or, to Seller’s Knowledge, threatened.

(c) The Parties agree that true, correct and complete copies of each Acquired Contract in which Seller is the Landlord have been made available to the Purchaser (“Tenant Leases”).  Except as will be addressed in the Ordinary Course of Business, (i) the Transactions do not require the consent of any third party to such Tenant Lease and will not result in a breach of or constitute a default under such Tenant Lease, and (ii) none of the Seller, nor to the knowledge of Seller any other party to such Tenant Lease, is in material breach or default under any such Tenant Lease.

(d) The Owned Real Property shall be delivered to the Purchaser on the Closing Date free and clear of all Liens securing Indebtedness.

(e) With respect to the Leased Real Property, (i) under the Acquired Leases, no material portion of any security deposit or portion thereof deposited has been applied in respect of a breach or default thereunder which has not been replenished in full; (ii) with the exception of the Acquired Leases, Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property (or any portion thereof); (iii) Seller has not collaterally assigned or granted any other security interest in any Acquired Lease (or any interest therein); (iv) there are no Liens on the estate or interest created by such Acquired Leases, other than Permitted Liens; and (v) no Action relating to any Acquired Leases, is pending or, to Seller’s Knowledge, threatened.

4.11
Environmental Records.  To Seller’s Knowledge, (i) the Environmental Records delivered or made available to Purchaser pursuant to Section 3.8(b) hereof do not omit any material records, reports or information in Seller’s possession or control relating to the condition of the UST Systems or the environmental condition of the Real Property; and (ii) except as set forth in the Environmental Records or on Schedule 3.8, (a) there is no ongoing Remediation at any of the Locations, (b) there has been no Release of Hazardous Substances  in reportable quantities on any of the Locations during Seller’s period of ownership that has not been remediated in accordance with applicable Environmental Laws, (c) Seller has not received any written notice from any Governmental Entity or any other person alleging any material violation by Seller of any Environmental Laws with respect to any of the Locations that remain outstanding, and (d) Seller has all material Permits required under Environmental Laws that are necessary for the operation of the Locations as currently operated, or for the ownership or use of the UST Systems and other Acquired Assets, and such Permits are in full force and effect.

4.12
Acquired Contracts.

(a) The Acquired Contracts are in full force and effect, are valid, binding and enforceable in accordance with their respective terms against Seller (or its Affiliate, as the case may be) and, to Seller’s Knowledge, against each other party thereto.  As of the date hereof, there are no material Liabilities of Seller arising from any breach or default of any provision of any Acquired Contract by Seller or, to Seller’s Knowledge, any other party thereto, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by Seller or, to Seller’s Knowledge, any other party thereto.

(b) To Seller’s Knowledge, Seller or Seller’s Affiliates, are not in default under and has fulfilled all material obligations required to have been performed by Seller or Seller’s affiliates prior to the date hereof pursuant to the terms of each Acquired Contract.

4.13
Compliance with Laws.  Except as disclosed on Schedule 4.13, Seller has complied with and is in compliance in all material respects with all Laws and Environmental Laws applicable to the Locations, the Business and/or any Real Property, and no claims have been filed against Seller alleging a material violation of any such Laws or Environmental Laws, and Seller has not received notice of any such violations.

4.14
Litigation.  Except as set forth on Schedule 4.14, there are no Actions of a material nature pending or, to Seller’s Knowledge, threatened against Seller, related to any of the Acquired Assets or the Locations.  Seller is not subject to any judgment, order or decree of any court or Governmental Entity related to any of the Acquired Assets or the Locations.  The Seller or Seller’s Affiliates are not subject to any order by which any Acquired Asset or Locations are bound, other than order of general applicability.  There is no Action pending or, to Seller’s Knowledge, threatened against or involving the Seller which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Transaction.

4.15
Taxes.  Except as set forth on Schedule 4.15 attached hereto:

(a) Seller is not delinquent in the payment of any Taxes required to be paid by Seller with respect to the Acquired Assets or Locations;

(b) Seller has filed all material Tax Returns required to be filed by Seller that encompass or relate to the Acquired Assets or Locations and all such Tax Returns are correct and complete in all material respects;

(c) except for statutory liens for Taxes not yet delinquent, there are no Liens on any of the Acquired Assets or Locations that arose in connection with any failure (or alleged failure) to pay any Taxes;

(d) there are no Actions pending or threatened by any Governmental Entity in connection with any Taxes against Seller or the Acquired Assets or Locations;

(e) there are no Tax audits currently pending with respect to any Taxes that would adversely affect the Acquired Assets or Locations;

(f) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax pending that would adversely affect the Acquired Assets or Locations after the Closing; and

(g) Seller is not a foreign person within the meaning of Section 1445(f) of the Code.

Notwithstanding anything to the contrary in this Agreement, this Section 4.15 contains the sole and exclusive representations and warranties of Seller with respect to Taxes and Tax matters, and no other representations or warranties are made by Seller with respect to Taxes or Tax matters.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller effective as of the date hereof (unless another effective date is specified in this Article V), if the Closing occurs, as of the Closing Date as if made at and as of such date, as follows:

5.1
Organization and Corporate Authority.  Purchaser is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Iowa and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, adversely affect Purchaser’s ability to perform its obligations under this Agreement.  Purchaser is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, or would not reasonably be expected to, individually or in the aggregate, adversely affect Purchaser’s ability to perform its obligations under this Agreement.

5.2
Authorization.  Purchaser has full company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of this Agreement, the Transaction Documents and the performance of Purchaser’s obligations hereunder and thereunder have been duly authorized by all necessary actions of Purchaser, and except as set forth herein, no other action, authorization or approval is required for any of the foregoing. Upon full execution, this Agreement and all other agreements or instruments herein contemplated to be executed by Purchaser, including the Transaction Documents, are the legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms.

5.3
Consents and Approvals.

(a) Except as set forth in Schedule 5.3(a), no consent of or filing with any Governmental Entity or any other Person, which has not been received or made, is necessary or required under any of the terms, conditions or provisions of any Law applicable to Purchaser and necessary for Purchaser to consummate the Transactions.

(b) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the Transactions by Purchaser will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, result in any right of termination of, change any other rights pursuant to, or conflict with, (i) any of Purchaser’s organization documents, (ii) any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser’s assets may be bound, or (iii) any judgment, decree, order or award of any Governmental Entity applicable to Purchaser, except which would not be reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect on Purchaser’s ability to perform its obligations under this Agreement.  Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any Governmental Entity or any other Person (either governmental or private) required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions have been (or will by Closing be) obtained, made and satisfied.

5.4
Financing.  Purchaser has the net worth, financial standing, access to required liquidity and/or necessary borrowing capacity to perform its obligations hereunder.  The obligations of Purchaser under this Agreement are not contingent upon the ability of Purchaser to obtain incremental financing for the Transactions.

5.5
Brokers.  Except as disclosed on Schedule 5.5, Purchaser is not a party to any contract, undertaking or other arrangement to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1
Conduct of Business.  Between the date of this Agreement and Closing, unless Purchaser has otherwise consented in writing, which shall not be unreasonably withheld, Seller shall:

(a) operate the Locations in Ordinary Course of Business and, to the extent consistent with such operation, use its commercially reasonable efforts to: (i) preserve the Locations’ present management team; (ii) keep employees of Seller employed and working at the Locations, consistent with past practice; (iii) preserve all material business relationships with customers, vendors, suppliers, and others having business dealings with Seller at the Locations; (iv) keep customary levels of Inventory; (v) keep all of the Acquired Assets in good working order and repair, ordinary wear and tear excepted; and (vi) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Locations through the Closing Date in amounts not less than those in effect on the date hereof;

(b) not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Closing set forth in Section 7.2 not being satisfied;

(c) not take any action that would be required to be disclosed in Schedule 4.6 (Absence of Certain Changes);

(d) except as contemplated in this Agreement, not amend, modify or terminate any Acquired Contract or Acquired Lease, other than immaterial amendments or modifications and expirations of such Acquired Contract or Acquired Lease in accordance with its terms;

(e) not dispose of any material assets used in connection with the Business at any of the Locations other than in the Ordinary Course of Business; and

(f) not agree in writing or otherwise to take any of the foregoing actions.

(g) Seller will use commercially reasonable efforts to obtain waivers of any outstanding options of rights of first refusal that applies to Purchaser’s ability to purchase/assume any Owned or Leased Real Property or any portion thereof, or interest therein for closing this Transaction. In addition, Seller agrees to use commercially reasonable efforts to terminate the right of first refusal of Profit Management, Inc. for Location 173.

6.2
Access and Information.

(a) Until the Closing, Seller shall afford to Purchaser and its representatives reasonable access during normal business hours to all Locations, Books and Records, and Tax Returns with respect to the Locations (and all other information with respect to Locations required to be provided or made available hereunder), together with the opportunity, at the sole cost and expense of Purchaser, to make copies thereof and to discuss the Business at the Locations with such employees and agents of Seller as Purchaser may reasonably request for the purposes of familiarizing itself with the Locations and otherwise conducting its due diligence activities; provided that such access shall not damage, unreasonably interfere with or grant Purchaser the right to conduct any Phase I or Phase II Environmental Site Assessments or invasive testing with respect to the Locations or Seller’s operation thereof. Notwithstanding the foregoing provisions of this Section 6.2, Seller shall not be required to grant access or furnish information to Purchaser or any of Purchaser’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement, and Purchaser shall have access to personnel records of Seller, however, it shall not have access to personnel records of Seller relating medical histories or other information that in Seller’s good faith opinion are sensitive or the disclosure of which could subject Seller to risk of liability.

(b) With respect to the right of entry granted to Purchaser in this Section 6.2, Purchaser shall indemnify and hold Seller harmless from and against any Losses because of personal or bodily injury or property damage which result directly from Purchaser’s presence on or use of the Property for such due diligence, testing and examination.

(c) During the period from the date of this Agreement to the Closing Date, the Parties shall, and shall cause their respective Affiliates to, confer on a regular basis with one or more designated representatives of said Party to report material operational matters and to report the general status of ongoing operations, of the Locations.

(d) The information and cooperation to be provided to Purchaser pursuant to this Section 6.2 shall not affect or otherwise diminish or obviate in any respect, or affect Purchaser’s right to rely upon, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

6.3
Notification of Certain Matters.  The Parties shall give prompt notice to the other Party of (a) the occurrence, or failure to occur, of any event of which it has knowledge that has caused any representation or warranty of the Party contained in this Agreement to be untrue or inaccurate in any material respect, and (b) the failure of a Party to comply with or satisfy in any respect any covenant to be complied with by it hereunder.  No such notification shall affect the representations or warranties of the Parties hereto or the conditions to its respective obligations hereunder.

6.4
HSR Filings.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, each Party shall cooperate with the other Party and shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Transactions, including (i) making or causing to be made the filings required of such Party or any of its Affiliates by Law with respect to the Transactions, as promptly as is reasonably practicable (and, with respect to the HSR Act, in any event no later than five (5) Business Days after the date of this Agreement), (ii) cooperating with the other Party and furnishing to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) causing the expiration or termination of the notice or waiting periods under the HSR Act and any other Laws with respect to the Transactions as promptly as is reasonably practicable after the date of this Agreement, (iv) promptly informing the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity with respect to any such filings, and permitting the other Party to review in advance any proposed communication by such Party to any Governmental Entity with respect to any such filings, (v) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any meetings or communications with, or Actions involving, any Governmental Entity with respect to any such filings, (vi) complying, as promptly as is reasonably practicable, with any requests received from a Governmental Entity by such Party or any of its Affiliates under the HSR Act or any other Laws for additional information, documents or other materials with respect to any such filings, (vii) working together to resolve such objections, if any, as may be asserted with respect to the Transactions contemplated hereby under any antitrust law so as to enable the Closing to occur as soon as reasonably possible, and (viii) advise the other Party promptly of any communication received by such Party from any Government Entity regarding any of the Transactions contemplated hereby, and, subject to applicable law, permit the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed communication to any Government Entity regarding the Transactions contemplated hereby. Notwithstanding the foregoing or anything in this Agreement to the contrary, and subject to Section 6.4(c), Purchaser shall, on behalf of the Parties, control and lead all communications and strategy relating to any inquiry by any Governmental Entity and lead the process to obtain any necessary approval, consents, waivers, authorizations, and other confirmations from any Governmental Entity, subject to good faith consultations with Seller.   Purchaser and Seller shall each pay half of the applicable HSR Act filing fee and shall each pay half of any consultants, economists, or other advisors retained in connection with any filings submitted to a Governmental Entity.

(b) The Parties agree that if any Governmental Entity objects to or prohibits the closing of any of the Locations contemplated by this Agreement under the HSR Act, the Parties shall work together in good faith and with commercially reasonable efforts to agree upon a mutually acceptable solution to the objection or prohibition.  If, after ten (10) days following formal receipt of such an objection or prohibition by any Government Entity, no mutually acceptable solution can be agreed upon, either Party may terminate this Agreement.  Notwithstanding the above, no Party may terminate this Agreement under the above provision if the Governmental Entity will permit the Transaction contemplated herein upon the exclusion from this Agreement two or less Locations.  In the event a Government Entity requires the exclusion from this Agreement of two (2) or less Locations, then, in that event, at the Closing, the applicable Locations will be retained by Seller and the Purchase Price will be reduced by an amount equal to the trailing 12 months EBITDA for each excluded Location (as reflected in the June 30, 2021 P&L for the Locations) multiplied by the EBITDA multiple paid by Purchaser in this Transaction.    For avoidance of doubt, this Section shall not affect the Parties rights under Section 9.1.

(c) Each of the Parties shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the regulatory consents, registrations, approvals, permits and authorizations that are the subject of this Section 6.4 and permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity in connection therewith.  No Party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any such matter unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting.  The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the matters set forth in this Section 6.4 and in seeking early termination of any applicable waiting periods including under the HSR Act.  The Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to the foregoing.

6.5
Further Assurances; Commercially Reasonable Efforts.  At the Closing and thereafter, the Parties agree to promptly execute and/or deliver all such further assignments, bills of sale, endorsements, and other documents (in form and substance reasonably satisfactory to the Parties) and take such other action, as the other Party may reasonably request in order to (a) vest title to and possession of the Acquired Assets, (b) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and/or delivery of the Acquired Assets, and (c) otherwise carry out or evidence the terms of this Agreement (including obtaining execution of Memoranda of Lease by lessors of the Acquired Leases if applicable).  Purchaser shall be solely responsible for any and all costs related to the transfer/assignment of any Acquired Asset, Acquired Contract or Acquired Lease.  In addition, Seller and Purchaser shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action to consummate the Transactions and to otherwise fulfill the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 of this Agreement. The obligations of this Section 6.5 shall survive the Closing.

6.6
Employment Matters.

(a) Except as set forth on Exhibit H, Purchaser shall provide offers of employment to all individuals who are store level employees of Seller (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date.   In addition, Purchaser shall evaluate for potential hiring in good faith all field and management level employees, maintenance employees and the employees on Exhibit H as listed on the employee’s census material provided to Purchaser and set forth on Exhibit H.  Such store level employees and those field, management or maintenance level employees hired by Purchaser are collectively referred to as “Hired Employees”.  Purchaser and Seller shall mutually determine an appropriate time to conduct interviews or any other communication with Seller’s employees to be determined, and such timing shall take into consideration both the sensitive nature of ownership change and sound operational timing requirements to facilitate a smooth transition.  Prior to making any communication to employees pertaining to any terms or conditions of their potential employment by Purchaser, Seller shall provide Purchaser with a copy of the intended communication.

(b) Purchaser shall provide each Hired Employee base compensation, bonus opportunities (if any), and other employee benefits that are no less favorable than those provided to employees of Purchaser in similarly situated positions.  As of the Transition Time, all Hired Employees will cease participation in any employee benefit plan provided by Seller upon termination of the Hired Employee’s eligibility for said benefit plan and will begin participation in the employee benefit plans of Purchaser on an enrollment schedule to be determined by Purchaser and subject to Hired Employees’ timely election, as applicable.  Purchaser shall take such action as reasonably necessary to (i) provide each Hired Employee credit for his/her years of service with Seller prior to the Closing Date for the purpose of determining eligibility to participate in Purchaser’s employee benefits, including, but not limited to, paid-time off and vacation and vesting under the employee benefit plans of Purchaser in which Hired Employees become eligible to participate after the Closing, (ii) cause each Hired Employee to be eligible to participate in all employee benefit plans maintained by Purchaser as of January 1, 2022 without limitations as to existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Hired Employees and their respective covered dependents under Purchaser’s medical, health, dental and vision plans (except to the extent that such conditions, exclusions or waiting periods would apply under Seller’s benefit plans in which Hired Employees were participating immediately prior to Closing).  Notwithstanding the previous sentence, Hired Employees who are not participating in Seller’s medical, health, dental or vision plans, as applicable, will be subject to Purchaser’s sixty (60) day waiting period before becoming eligible to participate in Purchaser’s medical, health, dental and vision benefits plans.  In addition, Purchaser will make commercially reasonable efforts to provide Hired Employees with credit for any co-payments, deductibles and annual out-of-pocket limits incurred during the plan year in which the Closing Date occurred.  Seller will automatically enroll all applicable Hired Employees under COBRA benefits plan as of Closing until December 31, 2021 so there will be no break in coverage to any Hired Employee to any medical, dental or vision coverage.  Seller will cover the cost of the COBRA benefits plan and Purchaser will reimburse Seller for the aforementioned COBRA Benefits cost within three (3) Business Days of receiving an invoice from Seller.  This Section 6.6(b) shall survive Closing.

(c) The effective time of employment by Purchaser for the Hired Employees shall be the Transition Time (such effective time being the “Hiring Date”).  Seller shall pay all wages, salaries and other sums due to its employees and payroll taxes and other withholdings thereon, up to the Hiring Date.  Except to the extent otherwise required by applicable Law, Purchaser shall, effective as of the Hiring Date, assume all liabilities for all accrued but unused vacation benefits of the Hired Employees (“Assumed Vacation Liabilities”), which, for each Hired Employee, the number of days and cost to Seller (“Seller Fee”), shall be identified by Seller and provided to Purchaser within two (2) Business Days after their applicable Hiring Date.  Seller shall pay Purchaser the Seller Fee within five (5) Business Day after their applicable Hiring Date and thereafter, be relieved of all Assumed Vacation Liabilities.  This Section 6.6(c) shall survive Closing.

(d) Except as otherwise specifically provided herein, Purchaser and Seller agree that Purchaser is not assuming any liability under any benefit plans maintained by any Seller for the benefit of its employees and that Purchaser and Seller intent that Purchaser shall not be deemed a successor company to any Seller in connection with any employee benefit plan or other employment related arrangement to which the Employees are or were entitled.  Nothing herein shall confer upon any of the Hired Employees or other employees of Seller any rights or remedies to directly enforce the provisions of this Section 6.6, including any right to employment, or continued employment for any specified period, of any nature whatsoever under or by reason of the Agreement.  Purchaser shall have the right, at any time and in its sole discretion, to amend or terminate any benefit plan that Purchaser may make available to any Hired Employee, without the consent of any person covered thereunder.

(e) With respect to any of Seller’s employees (including the Hired Employees), Purchaser shall have full responsibility under the WARN Act caused by any act or omission of Purchaser after the Transition Time, it being understood that (i) Purchaser shall not terminate any Hired Employees other than for cause (as determined by Purchaser in good faith) during the one hundred twenty (120) day period following the Closing Date and (ii) Seller shall provide to Purchaser a list of all “employment losses” (as defined in the WARN Act) occurring within the ninety (90) day period prior to the final applicable Hiring Date that occurs hereunder, including for each such employment loss, the date the employment loss occurred and the position and work Location of the affected employee(s).

(f) No provision of this Section 6.6 shall (i) create any third party beneficiary or other rights in any employee or former employee of Seller or its Affiliates in respect of continued employment (or resumed employment) with Purchaser or its Affiliates or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that may exist or be established by Purchaser or any of its Affiliates, (ii) be construed as an amendment to any employee benefit plan, or (iii) constitute a limitation on rights to amend, modify or terminate after the Transition Time any employee benefit plan of Purchaser, Seller or any of their respective Affiliates.

6.7
Public Announcements.  Neither Seller nor Purchaser shall issue any press release or other public statement with respect to the execution and delivery of this Agreement or the Transactions without first obtaining the written consent of the other Party, except as may be required by applicable Law.  If such a disclosure is required by applicable Law, Seller and Purchaser, to the extent commercially feasible, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, such press release or other public statement.

6.8
Lottery Tickets.  Seller shall cause all lottery tickets at each Location to be returned to the applicable state authorities and shall cause all lottery accounts for each Location to be closed prior to the Closing.

6.9
Exclusivity.    Between the date hereof and the Closing, neither Seller nor any of its Affiliates or representatives shall, directly or indirectly, solicit, make, respond to (other than to decline), initiate, furnish any information to, allow access to its properties to, consider, encourage, discuss or enter into any Contract with any third-party or negotiate the terms of any offer or proposal (each, a “Proposal”) from or to any Person (other than from or to Purchaser or its Affiliates) relating to any acquisition of direct or indirect control of the Location, any purchase of any amount of the Acquired Assets (other than the sale of Inventory in the Ordinary Course of Business), or any change of control or business combination or similar transaction involving the Stores, Seller or the Acquired Assets, including any merger, consolidation, acquisition, purchase, re-capitalization or other transaction that would have a similar result as the transactions contemplated by this Agreement.  Seller shall (and shall cause its Affiliates and representatives to) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before or on the Closing Date with any person other than Purchaser or its Affiliates with respect to any Proposal or potential Proposal.  Seller shall immediately communicate to Purchaser the material items of any Proposal (and the identity of the person making such Proposal) which any of them or its affiliates or representatives may receive and, if such Proposal is in writing Seller shall promptly deliver a copy of such Proposal to Purchaser.

ARTICLE VII
CONDITIONS PRECEDENT

7.1
Antitrust Approval. The respective obligations of Purchaser and Seller to effect the Transactions are subject to any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions having expired or having been terminated on or before the Closing Date.

7.2
Conditions to the Obligations of Purchaser.  The obligations of Purchaser to effect the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing and signed by Purchaser:

(a) Satisfaction of Representations and Warranties.  Each of the representations and warranties of Seller set forth in Article IV shall be true and correct (determined without giving duplicative effect to any materiality qualification contained therein) as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

(b) Underground Storage Tank Registration.  Seller shall have caused (and Purchaser shall have received) all current registrations of the Acquired Tanks to be transferred to Purchaser pursuant to Section 2.1(h), if transferable;

(c) Other Materially Adverse Consequences.  There shall not have been any Materially Adverse Effect, financial or otherwise, in the Acquired Assets, or the operations of the Business at any of the Locations;

(d) Deliverables.  Purchaser shall have received all of the items to be delivered by Seller pursuant to Section 3.5 (Seller’s Deliveries at Closing) for such Closing.

(e) Title Commitment.  The Title Company shall have issued a commitment to provide title insurance with respect to the applicable Locations, subject to the pre-printed exceptions and Permitted Liens.

(f) Rights of First Refusal. All outstanding options or rights of first refusal for a third party (other than Purchaser or its Affiliates) to purchase Owned Real Property or Leased Real Property or any portion thereof or interest therein, in each case with respect to this Transaction, shall have been either waived or complied with (with the relevant terms of such right of first refusal having expired).

7.3
Conditions to the Obligations of Seller.  The obligations of Seller to consummate the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing and signed by Seller:

(a) Representations and Warranties.  Each of the representations and warranties of Purchaser set forth in Article V shall be true and correct (determined without giving duplicative effect to any materiality qualification contained therein) as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Purchaser of its obligations under this Agreement or the Transaction Documents to which it is a party or the consummation of the Transactions.

(b) Compliance.  Purchaser shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith, that are required to be performed and complied with by it on or before the Closing Date.

(c) Deliverables.  Seller shall have received all of the items to be delivered by Purchaser pursuant to Section 3.6 (Purchaser’s Deliveries at Closing) for such Closing.

7.4
Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause such conditions to be satisfied, as required under Section 6.6 (Further Assurances; Commercially Reasonable Efforts).

ARTICLE VIII
INDEMNIFICATION

8.1
Indemnification by Seller.  From and after Closing, Seller shall indemnify and hold harmless Purchaser and each of its Affiliates, directors, officers, employees, agents and representatives (collectively, the “Affiliated Parties”) in respect of any and all claims, losses, damages, Liabilities, Taxes, penalties, interest, costs and expenses (including any reasonable attorneys’, accountants’ and consultants’ fees and other expenses, each a “Loss”, and collectively the “Losses”) reasonably incurred by Purchaser or its Affiliated Parties, in connection with or related to each and all of the following:

(a) any breach of any representation or warranty made by Seller in Article IV;

(b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement;

(c) any of the Retained Liabilities; and

(d) any Environmental Liability as set forth in Section 3.8.

8.2
Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and each of its Affiliated Parties, with respect to any and all Loss or Losses reasonably incurred by Purchaser or its Affiliated Parties, in connection with or related to each and all of the following:

(a) any breach of any representation or warranty made by Purchaser in Article V;

(b) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement; and

(c) any of the Assumed Liabilities including all environmental liabilities as referenced in Section 3.8(f).

8.3
Claims for Indemnification.

(a) If a claim arises for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) within ten (10) Business Days of notice of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party.  To make a claim, the Indemnified Party shall deliver to the Indemnifying Party a certificate (a “Claim Certificate”) which shall (i) state that the Indemnified Party is entitled to indemnification pursuant to this Agreement (referencing the pertinent section(s) of the Agreement); and (ii) specify in reasonable detail, to the extent known, each individual item of Loss for which the Indemnified Party is entitled to indemnification, the basis for any anticipated Liability, and to the extent known, the nature of the misrepresentation, breach or claim to which each such item is related and, if known, the computation of the amount (or an estimate thereof) to which such Indemnified Party claims to be entitled hereunder.

(b) If the Indemnifying Party objects to the indemnification specified in any Claim Certificate, the Indemnifying Party shall, within twenty (20) days after receipt thereof, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection.  The Parties shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to resolve their dispute. If the Parties timely resolve such dispute, the Parties shall promptly prepare and sign a memorandum setting forth such agreement. Should the Parties be unable to timely resolve the dispute, then the Indemnified Party shall be permitted to submit the same to a court of competent jurisdiction as set forth in Section 10.8.

8.4
Limitations on Indemnity.  Neither Party will be liable hereunder with respect to Losses referred to in Section 8.1(a) and Section 8.2(a) (breaches of representations or warranties) above unless or until the other Party gives written notice thereof to such Party within the Limitation Date, if any, with respect to such representation or warranty.  Notwithstanding anything the contrary contained in this Agreement:

(a) No Party shall be obligated to indemnify the other Party and its Affiliated Parties for any claims for indemnification pursuant to Sections 8.1(a) or 8.2(a) (other than as a result of such Party’s actual fraud or any breach by the Seller of its representations of warranties as set forth in Sections 4.1, 4.2, 4.3(b), 4.7 or 4.15 hereof or by Purchaser of its representations and warranties as set forth in Sections 5.1, 5.2, 5.3(b)(i), or 5.5 hereof (collectively the “Fundamental Representation”) unless and until the Losses arising therefrom exceed one-half (1/2) of one percent (1%) of the Purchase Price, in which case such Party shall only be liable for Losses in excess of such amount (subject to the other limitations of this Article VIII).

(b) (i) The aggregate indemnification obligations of Seller under Section 8.1(a) (other than resulting from Seller’s actual fraud or any breach by Seller of the Fundamental Representations) shall not exceed five percent (5%) of the Purchase Price.  (ii) The aggregate indemnification obligations of Purchaser under Section 8.2(a) (other than resulting from Purchaser’s actual fraud or any breach by Purchaser of the Fundamental Representations) shall not exceed five percent (5%) of the Purchase Price.

(c) The aggregate indemnification obligations of Seller under Section 8.1 shall not exceed the Purchase Price actually received by Seller as of such time.

(d) The indemnification obligations of Seller under Section 8.1(a) and Section 8.1(d) shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that with respect to any claim for indemnification that is asserted or made on or prior to such date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; and further provided, that the indemnification obligations of Seller with respect to Losses that may be incurred by virtue of or result from actual fraud or any breach by Seller of the Fundamental Representations shall not terminate on such date, but shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations.

(e) The indemnification obligations of Purchaser under Section 8.2(a) shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that with respect to any claim for indemnification that is asserted or made on or prior to such date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; and further provided, that the indemnification obligations of Purchaser with respect to Losses that may be incurred by virtue of or result from actual fraud or any breach by Purchaser of the Fundamental Representations shall not terminate on such date, but shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations.

(f) The amount of any Loss subject to indemnification by Seller hereunder shall be reduced by the amount of any insurance proceeds or any indemnity, contribution or other payment actually recovered by Purchaser from any person other than Seller, in each case net of actual costs of recovery, including the amount of any deductible or self-insured retention required to be paid by Purchaser.  In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by Purchaser with respect to any Losses for which Purchaser has previously been indemnified pursuant to this Article VIII, Purchaser will promptly refund the amount of such recovery to Seller (net of actual costs of recovery, including the amount of any deductible or self-insured retention required to be paid by Purchaser as provided for above); provided, however, that any failure by Purchaser to recover any such insurance proceeds shall not impact its right to indemnification under this Agreement.

(g) To the extent that Seller indemnifies Purchaser for any Losses hereunder, Purchaser shall, as a condition to indemnification, assign to Seller to the fullest extent allowable its rights and causes of action against other persons with respect to the matter giving rise to indemnification, or in the event assignment is not permissible, allow Seller to pursue such claim, at Seller’s expense, in the name of Purchaser.  Seller shall be entitled to retain for its own account all recoveries made as a result of any such action.  Purchaser shall provide reasonable assistance to Seller in prosecuting any such claim, including making books and records relating to such claim available to Seller and making its employees available for interview, testimony and similar assistance.

(h) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, imputed, consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, no “multiple of profits” or “multiple of cash flow”, “multiple of EBITDA” or similar valuation methodology shall be used in calculating the amount of any Losses.

8.5
Tax Treatment of Certain Payments.  Any indemnification payments made pursuant to this Article V shall be treated for all relevant Tax purposes as an adjustment to the Purchase Price.

8.6
Defense or Prosecution of Claims.  As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, the applicable Indemnified Party shall deliver a written claim for indemnification to the Indemnifying Party, specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the indemnifiable Losses arising therefrom.  Thereafter, the Indemnified Party shall provide to Indemnifying Party all information and documentation reasonably available to it to support and verify such claim.  If the facts giving rise to a claim for indemnification hereunder arise out of a claim or demand made by any person other than the Indemnified Party or its affiliates (including, any Governmental Entity, a “Third Party”), or if in response to any such claim or demand there is any claim or demand made against a Third Party (any such claim or demand by or against a Third Party being a “Third Party Claim”), then the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has provided the Indemnifying Party with notice of such Third Party claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses subject to indemnification hereunder which the Indemnified Party incurs, arising out of the Third Party Claim, (ii) such claim involves only money damages and does not seek an order, injunction or other equitable relief against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there is not a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim, and (iv) the Indemnifying Party conducts defense of the Third Party Claim actively and diligently.  After any assumption of the defense or prosecution of any claim by the Indemnifying Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof.  In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend such proceedings as may be reasonably requested in connection herewith.  The Indemnifying Party shall have no indemnification obligations with respect to any claim that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.  Similarly, the Indemnifying Party shall not settle any indemnifiable claim or demand without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), unless the settlement will be fully satisfied by payment of money by the Indemnifying Party, results in the full and general release of the Indemnified Parties from all liabilities relating to the claim, and involves no finding or admission of any violation of law or the rights of any person on the part of any Indemnified Party.

8.7.
Exclusive Remedy.  The rights of indemnification set forth in this Article VIII shall be the sole and exclusive remedy available to any Indemnified Party for any Losses incurred by it after the Closing Date as a result of any breach of the representations, warranties covenants and agreements set forth in this Agreement or otherwise in connection with the transactions contemplated hereby; provided, however, that (a) the foregoing limitation shall not apply to any Losses that may be incurred by virtue of or result from actual fraud and (b) this Section 8.7 shall not preclude or limit any Party from exercising all available equitable remedies in the event of any breach by another Party of any of its covenants to be performed after the Closing Date.

ARTICLE IX
TERMINATION

9.1
Termination.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Parties being informed that the transaction will not receive HSR clearance.

(c) Purchaser may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 7.2(a) not to be satisfied, and (ii) such breach either cannot be cured or if it can be cured, has not been cured prior to 5:00 p.m. (Eastern Time) on December 27, 2021 (the “End Date”);

(d) Seller may terminate this Agreement by giving written notice to Purchaser in the event Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 7.3 not to be satisfied and (ii) such breach either cannot be cured or if it can be cured, has not been cured prior to 5:00 p.m. (Eastern Time) on the End Date; and

(e) by either Seller or Purchaser, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law order, decree, ruling or other action (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions; provided that, the Party seeking to terminate pursuant to this Section 9.1(d) shall have complied with its obligations, if any, under Section 6.5.

(f) by Seller if the Closing has not occurred on or before December 31, 2021 (the “Outside Date”), for any reason other than a breach of this Agreement by the terminating party.

9.2
Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that, nothing in this Section 9.2 shall relieve any Party hereto of Liability for any willful breach of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1
Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon actual receipt if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the Parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

To Seller:	To Purchaser:
Pilot Corporation	Casey’s General Stores, Inc.
5508 Lonas Drive	One SE Convenience Blvd.
Knoxville, TN 37909	P.O. Box 3001
Attn: Kevin Wills	Ankeny, IA 50021
Kevin.wills@pilottravelcenters.com	Attn: Brian Johnson, Senior Vice President – Investor Relations and Business Development
brian.johnson@caseys.com

With a copy to: Kristin Seabrook	With a copy to: Douglas M. Beech
Kristin.seabrook@pilottravelcenters.com	(doug.beech@caseys.com)

10.2
Assignability and Parties in Interest.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, Purchaser may assign all or some its rights under this Agreement at any time to any Affiliate of Purchaser; provided further, that, unless otherwise consented to in writing by Seller, after giving effect to such assignment, Purchaser shall remain responsible for its obligations under this Agreement. Any attempted assignment in violation of this Section 10.2 shall be void.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns and nothing herein express or implied shall give or be construed to give any other Person any benefit or legal or equitable rights hereunder.

10.3
Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, including but not limited to facsimile or PDF counterparts; provided, that, after a request by a Party hereto for an original signed counterpart, the other Party hereto shall use commercially reasonable efforts to deliver the same as soon as possible thereafter.

10.4
Entire Agreement.  This Agreement, the Transaction Documents, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the Parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings, entered into by and between the Parties in relation hereto.

10.5
Amendment, Modification and Waiver.  This Agreement may be modified, amended or otherwise supplemented only by a writing signed by both Parties.  No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the Party waiving such right or power.

10.6
Expenses.  Except as otherwise expressly provided elsewhere in this Agreement, each Party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel, except each Party shall pay half of the cost of the filing fees with respect to the HSR Act as set forth in Section 6.4 of the Agreement.

10.7
Attorneys’ Fees and Costs.  Should any Party institute any Action in any court, arbitration or mediation forum to enforce any provision of this Agreement, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees and costs incurred in such Action, whether or not such Action is prosecuted to judgment.

10.8
Governing Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the state of Tennessee, without regard to the conflict of laws rules thereof.

10.9
Extension; Waiver.  Subject to the express limitations herein, at any time prior to the Closing, either Purchaser or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein by the other Party, or in any document, certificate or writing delivered pursuant hereto by such Party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the other Party, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.10
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.  Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.11
Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING BETWEEN SELLER AND PURCHASER. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY HERETO THAT THIS SECTION 10.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND SHALL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.12
Enforcement.  The Parties hereto acknowledge and agree that if any of the provisions of this Agreement were not performed by any Party hereto in accordance with the terms hereof, the other Party shall not have an adequate remedy at Law for any such breach and that such other Party shall be entitled to specific performance of the terms hereof (without any requirement for the securing or posting of any bond in connection therewith), in addition to any other remedy at Law or in equity. In the event that any action shall be brought by a Party hereto in equity to enforce the provisions of this Agreement, neither Party hereto shall allege, and hereby waives the defense, that there is an adequate remedy at Law available to such Party. Notwithstanding anything herein to the contrary, in no event shall this Section 10.12 be used, alone or together with any other provision of this Agreement, to require either Party to remedy any breach of any representation or warranty of such Party made herein.

10.13
No Additional Representations; Disclaimer.

(a) Each Party hereto acknowledges and agrees that neither the other Party nor any of its Affiliated Parties has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such other Party and its Affiliates or their respective businesses, assets or Liabilities, except as expressly set forth in this Agreement or any other document delivered in this Agreement.  Each Party hereto further agrees that neither the other Party hereto nor any of such other Party’s Affiliated Parties will have or be subject to any Liability to such Party or any other Person resulting from the permissible distribution to such Party, or such Party’s permissible use of, any information, document or material made available to such Party or its Affiliated Parties in any electronic data room, online data site, or management presentation or in any other form in expectation of the Transactions contemplated by this Agreement.

(b) Purchaser acknowledges and agrees that, except for the representations and warranties of the Parties expressly set forth in Article IV of this Agreement, the Transactions contemplated by this Agreement are being effected AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY and without any other representation or warranty, express or implied, including any relating to financial condition or results of operations of Seller, the Locations or the Acquired Assets (with it being understood and agreed that the representations and warranties set forth in Article IV are the exclusive representations and warranties of Seller in connection with the Transactions contemplated by this Agreement), and Seller hereby disclaims any such other representations or warranties.

(c) In connection with Purchaser’s investigation of the Acquired Assets, Purchaser may have received from or on behalf of Seller, certain projections, including projected statements of operating revenues and income from operations of the Acquired Assets, and certain business plan information related to the Acquired Assets.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any of such Party’s representatives with respect thereto.  Accordingly, other than the representations and warranties herein, Seller makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

10.14
Relationship of Parties.  Except as specifically provided herein, neither Party shall (and shall cause its representatives not to) act or represent or hold itself out as having authority to act as an agent or partner of the other Party or any of such other Party’s Affiliates or in any way bind or commit the other Party or any of such other Party’s Affiliates to any obligations or agreement.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.  The Parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

10.15
Covenant Not to Compete.  For further consideration of the payments made and mutual promises of the parties hereunder, Seller and its affiliate, Pilot Travel Centers LLC, covenant and agree that for a period of five (5) years from and after the Closing Date, except with the advanced written consent of Purchaser, Seller will not, and will cause Pilot Travel Centers LLC and Affiliates of Seller and Affiliates of Pilot Travel Centers LLC Affiliates not to, directly or indirectly, own or operate (whether as lessor, lessee, lender, license or otherwise) a convenience store, travel center, or truck stop (which convenience store, travel center or truck stop includes the sale of gasoline, diesel fuel or convenience items), as follows: (a) within fifty (50) miles from the following Locations: Location 106 (5216 Middlebrook Pike, Knoxville, TN 37921), Location 132 (1452 Lawnville Road, Kingston, TN 37763), Location 240 (3000 US Highway 25E, Middlesboro, KY 40965), and 241 (2801 E. Governor John Sevier Hwy, Knoxville, TN 37914) and (b) within five (5) miles from all other Locations. Seller further covenants and agrees that for a period of three (3) years from and after the Closing Date, except with the advanced written consent of Purchaser, Seller will not, and will cause Pilot Travel Centers LLC and Affiliates of Seller, and Affiliates of Pilot Travel Centers LLC, not to, directly or indirectly own or operate (whether as lessor, lessee, lender, license or otherwise) a convenience store, travel center, or truck stop (which convenience store, travel center or truck stop includes the sale of gasoline, diesel fuel or convenience items),  within fifty (50) miles from Location 413 (6418 Centennial Blvd., Nashville, TN 37209).  The Parties further agree that Seller and Pilot Travel Centers LLC’s existing truck stops/travel centers will be excluded from these covenants not to compete set forth herein.  This Section 10.15 shall survive Closing and be documented in a mutually agreeable Covenant Not to Compete Agreement agreed to and signed by all of the aforementioned entities.

10.16
Lease Franchisee Obligations.  Seller shall hereby cancel or trade (or cause to be cancelled or traded) the following Franchise Agreements where Seller or its Affiliate is Franchisee prior to Closing, as follows:

(a) Franchise Agreement dated September 13, 2007, by and between Doctor’s Associates Inc. and Seller as to Location 413;

(b) Franchise Agreement by and between Cinnabon, Inc. and Pilot Travel Centers LLC as to Location 173;

(c) Successor License Agreement dated December 7, 2015, as amended, by and between Taco Bell Corp. and Pilot Travel Centers LLC for Location 334;

(d) Any franchise agreement, if any, with Hot Stuff Pizza Corporation.

[EXECUTION PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

PURCHASER:

CGS STORES, LLC

By:	/s/ Sam James
Name:	Sam James
Title:	President

Date of Execution: September 27, 2021

SELLER:

PILOT CORPORATION

By:	/s/ Jimmy Haslam
Name:	Jimmy Haslam
Title:	CEO

Date of Execution: September 27, 2021